SUPPLEMENT
(To Prospectus Dated May 21, 1996 and Prospectus Supplement Dated October 28,
1997)

                   Structured Asset Securities Corporation
              Mortgage Pass-Through Certificates, Series 1997-2

                                 ___________

     Capitalized terms used but not defined herein have the meanings assigned to them in the Prospectus Supplement dated October 28, 1997 (the "Prospectus Supplement").

     Footnote (2) on the cover page of the Prospectus Supplement is hereby deleted and replaced with the following:

     (2) Interest will accrue on the Class 1-A Certificates with respect to each Distribution Date at a per annum rate (the "Pool 1 Rate") equal to the weighted average (by Scheduled Principal Balance) of the Net Mortgage Rates of the Pool 1 Mortgage Loans as of the first day of the related Interest Accrual Period. The Certificate Interest Rate applicable to the Class 1-A Certificates for the initial Interest Accrual Period will be approximately 7.24176% per annum.


               The date of this Supplement is October 29, 1997